Allegiant Funds
N-SAR Sub-Item 77O - Transaction Effected Pursuant To Rule
10f-3


ALLEGIANT FUNDS: Allegiant Tax Exempt Money Market Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period December 1, 2006 through May 31, 2007 in Accordance with the Trust's Procedures Adopted
Pursuant to Rule 10f-3.



ISSUER: INDIANA BOND BANK
Trade Date: 1/24/07
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Fifth Third Securities Inc., JPMorgan
Shares Purchased: 40,000
Purchase Price Per Share: $100.578
% of Issue: 0.87%